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Exhibit 5.1

August 2, 2001

First Consulting Group, Inc.
111 W. Ocean Boulevard
Long Beach, CA 90802

Ladies and Gentlemen:

    You have requested my opinion as General Counsel of First Consulting Group, Inc., a Delaware corporation (the "Company") with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of the following shares (the "Shares"): up to 1,835,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), comprised of (i) up to 750,000 of the Shares pursuant to the Company's 1997 Equity Incentive Plan, as amended (the "1997 Plan"); (ii) up to 500,000 of the Shares pursuant to the Company's 2000 Associate Stock Purchase Plan, as amended (the "ASPP"); and (iii) up to 585,000 of the Shares pursuant to the Doghouse Enterprises, Inc., 2000 Equity Incentive Plan (collectively, the "Plans").

    In connection with this opinion, I have examined the Registration Statement, the Plans and related Prospectuses, your Amended and Restated Certificate of Incorporation, Bylaws, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plans and related Prospectuses and the Registration Statement, will be validly issued, fully paid, and nonassessable.

    I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ MICHAEL A. ZUERCHER Michael A. Zuercher General Counsel

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Exhibit 5.1